Filed Pursuant to Rule 433

Registration No. 333-132574-03

Free Writing Prospectus Dated April 3, 2006

Pricing Term Sheet

Issuer:	PPL Electric Utilities Corporation
Securities Offered:	Depositary Shares (1/4 Share Preference Stock)

Offering Size:	$ 250,000,000

Ratings (Moody’s / S&P / Fitch):	Baa3 / BBB / BBB

Pricing Date:	April 3, 2006

Settlement Date (T+3):	April 6, 2006

Maturity Date:	Perpetual

Coupon Payment Dates:	January 1, April 1, July 1 and October 1

First Coupon Payment Date:	July 1, 2006

Call Feature:	Callable at par beginning at April 6, 2011

Dividend Yield:	6.250%

Public Offering Price:	$ 25.00

Cusip (Depositary Shares):	69351U 86 3

Cusip (Preference Shares):	69351U 85 5

Lead Managers / Book Runners:	Merrill Lynch & Co. (23%)
J.P. Morgan Securities Inc. (23%)
Wachovia Capital Markets, LLC (23%)

Co-Managers:	Citigroup Global Markets Inc. (5%)
Credit Suisse First Boston LLC (5%)
Goldman, Sachs & Co (5%)
Lehman Brothers, Inc. (5%)
Morgan Stanley & Co. Incorporated (5%)
Janney Montgomery Scott LLC (3%)
LaSalle Financial Services, Inc. (3%)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at toll-free 1-800-248-3580.